EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Materialise NV

Leuven, Belgium

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197236 and No. 333-212445) and Form F-3 (No. 333-213649 and No. 333-226006) of Materialise NV, of our reports dated April 30, 2020, relating to the consolidated financial statements, and the effectiveness of Materialise NV’s internal control over financial reporting, which appear in this Annual Report on Form 20-F. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

BDO Bedrijfsrevisoren CVBA

On behalf of it,

/s/ Veerle Catry

Veerle Catry

Zaventem, Belgium

April 30, 2020